Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We hereby consent to the use in this Registration Statement on Form S-11 of our report dated April 7, 2009, except for items (J) and (K) in Note 2 and Note 10 as to which the date is July 6, 2009, relating to the financial statements and financial statement schedule of Ellington Financial LLC, which appears in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

New York, NY

September 3, 2009